Exhibit 1.1

October 14, 2013

Securities and Exchange Commission

Office of the Chief Accountant PCAOB Letter file

100 F Street, N.E.

Washington, D.C. 20549

Re: REMEDENT, INC.

File No. 001-15975

Dear Sir or Madam:

We have read Item 4.01, subsection (a) of the Form 8-K filing of Remedent, Inc. dated October 14, 2013. We agree with the statements concerning our Firm contained in therein. We have no basis to agree or disagree with the statements contained in subsection (b) of Item 4.01 of the filing.

Yours truly,

Grant Thornton Bedrijfsrevisoren CVBA

Statutory Auditors

Represented by

/s/ Gunther Loits